                                                                    Exhibit 99.3





                             NEW VALLEY CORPORATION

                        CONSOLIDATED FINANCIAL STATEMENTS


                                  JUNE 30, 1998

                     NEW VALLEY CORPORATION AND SUBSIDIARIES

                          QUARTERLY REPORT ON FORM 10-Q
                  FOR THE QUARTERLY PERIOD ENDED JUNE 30, 1998


                                TABLE OF CONTENTS


PART I. FINANCIAL INFORMATION

                                                                                            Page
                                                                                            ----
     Item 1.       Condensed Consolidated Financial Statements:

                   Condensed Consolidated Balance Sheets as of June 30,
                       1998 and December 31, 1997....................................         3

                   Condensed Consolidated Statements of Operations for the
                       three months and six months ended June 30, 1998 and                    4
                       1997..........................................................

                   Condensed Consolidated Statement of Changes in
                       Shareholders' Deficiency for the six months ended
                       June 30, 1998.................................................         5

                   Condensed Consolidated Statements of Cash Flows
                       for the six months ended June 30, 1998 and 1997...............         6

                   Notes to the Condensed Quarterly Consolidated Financial
                       Statements  ..................................................         7

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                           June 30,       December 31,
                                                                       ---------------- ------------------
                                                                            1998              1997
                                                                       ---------------- ------------------
                               ASSETS

Current assets:
    Cash and cash equivalents.....................................         $   5,606        $  11,606
    Investment securities available for sale......................            33,856           51,993
    Trading securities owned......................................            42,701           49,988
    Restricted assets.............................................             4,448              232
    Receivable from clearing brokers..............................             1,609            1,205
    Other current assets..........................................             2,302            3,618
                                                                           ---------        ---------
         Total current assets.....................................            90,522          118,642
                                                                           ---------        ---------

Investment in real estate, net....................................           185,916          256,645
Furniture and equipment, net......................................            11,275           12,194
Restricted assets.................................................             5,640            5,484
Long-term investments, net........................................            23,725           27,224
Investment in joint venture.......................................            59,682               --
Other assets......................................................            10,712           21,202
                                                                           ---------        ---------
         Total assets.............................................         $ 387,472        $ 441,391
                                                                           =========        =========


              LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Current liabilities:
    Margin loans payable..........................................         $  12,374        $  13,012
    Current portion of notes payable and other long-term
      obligations                                                                668              760
    Accounts payable and accrued liabilities......................            34,929           57,722
    Prepetition claims and restructuring accruals.................            12,402           12,611
    Income taxes..................................................            18,736           18,413
    Securities sold, not yet purchased............................            22,826           25,610
                                                                           ---------        ---------
         Total current liabilities................................           101,935          128,128
                                                                            --------          -------

Notes payable.....................................................           153,557          173,814
Other long-term obligations.......................................            15,852           11,210
Redeemable preferred shares.......................................           285,932          258,638

Commitments and Contingencies.....................................                --               --

Shareholders' deficiency:
    Cumulative preferred shares; liquidation preference of
       $69,769; dividends in arrears, $152,166 and $139,412.......               279              279
    Common Shares, $.01 par value; 850,000,000 shares authorized;
       9,577,624 shares outstanding...............................                96               96
    Additional paid-in capital....................................           578,238          604,215
    Accumulated deficit...........................................          (748,266)        (742,427)
    Unearned compensation on stock options........................               (51)            (158)
    Accumulated other comprehensive income........................              (100)           7,596
                                                                           ---------        ---------

         Total shareholders' deficiency...........................          (169,804)        (130,399)
                                                                           ---------        ---------

         Total liabilities and shareholders' deficiency...........         $ 387,472        $ 441,391
                                                                           =========        =========



See accompanying Notes to Condensed Quarterly Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)


                                                                          Three Months Ended           Six Months Ended
                                                                               June 30,                    June 30,
                                                                       ------------------------    -------------------------
                                                                          1998          1997          1998          1997
                                                                       ----------    ----------    ----------     ----------

Revenues:
     Principal transactions, net................................       $    2,443    $    3,227    $    8,336     $    5,726
     Commissions................................................            7,477         3,431        14,153          6,824
     Corporate finance fees.....................................            1,044         3,515         4,282          4,647
     Gain on sale of investments, net...........................            2,966         3,358         8,562          7,052
     Loss in joint venture......................................             (158)           --          (487)            --
     Real estate leasing........................................            5,945         6,303        13,721         12,585
     Interest and dividends.....................................            2,542         2,582         5,391          4,123
     Computer sales and service.................................               46           357           459          3,680
     Other income...............................................            2,967         4,322         4,695          5,311
                                                                       ----------    ----------    ----------     ----------

         Total revenues.........................................           25,272        27,095        59,112         49,948
                                                                       ----------    ----------    ----------     ----------

Cost and expenses:
     Operating, general and administrative......................           29,257        28,591        59,357         54,537
     Interest...................................................            3,452         4,043         7,612          7,905
     Provision for loss on long-term investment.................               --            --            --          3,796
                                                                       ----------    ----------    ----------     ----------

         Total costs and expenses...............................           32,709        32,634        66,969         66,238
                                                                       ----------    ----------    ----------     ----------

Loss from continuing operations before income taxes
     and minority interests.....................................           (7,437)       (5,539)       (7,857)       (16,290)

Income tax provision............................................               15            45            21             95

Minority interests in loss from continuing operations
     of consolidated subsidiaries...............................              576           555         1,159          1,015
                                                                       ----------    ----------    ----------     ----------

Loss from continuing operations.................................           (6,876)       (5,029)       (6,719)       (15,370)

Discontinued operations:
     Gain on disposal of discontinued operations................              880                         880
                                                                       ----------    ----------    ----------     ----------
                                                                                             --                          --

     Income from discontinued operations........................              880                         880
                                                                       ----------    ----------    ----------     ----------
                                                                                             --                          --

Net loss........................................................           (5,996)       (5,029)       (5,839)       (15,370)

Dividend requirements on preferred shares.......................          (19,758)      (16,750)      (38,590)       (32,730)
                                                                       ----------    ----------    ----------     ----------

Net loss applicable to Common Shares............................       $  (25,754)   $  (21,779)   $  (44,429)    $  (48,100)
                                                                       ==========    ==========    ==========     ==========

Loss per Common Share (basic and diluted):
     Continuing operations......................................       $    (2.78)   $    (2.27)   $    (4.73)    $   (5.02)
     Discontinued operations....................................              .09            --           .09            --
                                                                       ----------    ----------    ----------     ----------
     Net loss per Common Share..................................       $    (2.69)   $    (2.27)   $    (4.64)    $   (5.02)
                                                                       ==========    ==========    ==========     ==========

Number of shares used in computation............................        9,578,000     9,578,000     9,578,000      9,578,000
                                                                        =========     =========     =========      =========



See accompanying Notes to Condensed Quarterly Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF CHANGES
                           IN SHAREHOLDERS' DEFICIENCY
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)



                                                                                                 Unearned         Accumulated
                                       Class B                                                 Compensation          Other
                                      Preferred     Common        Paid-In      Accumulated       on Stock        Comprehensive
                                        Shares      Shares        Capital        Deficit          Options           Income
                                      ---------     ------        -------      -----------     ------------      -------------
Balance, December 31, 1997..........      $279         $96      $604,215        $(742,427)       $   (158)           $  7,596

   Net loss.........................                                               (5,839)
   Undeclared dividends and
     accretion on redeemable
     preferred shares...............                             (25,836)
   Unrealized loss on
     investment securities..........                                                                                   (7,696)
   Adjustment to unearned
     compensation on
     stock options..................                                (129)                             129
   Other, net.......................                                 (12)
   Compensation expense
     on stock option grants.........                                                                  (22)
                                          ----         ---      --------        ---------        --------            --------

Balance, June 30, 1998..............      $279         $96      $578,238        $(748,266)       $    (51)           $   (100)
                                          ====         ===      ========        =========        ========            ========





See accompanying Notes to Condensed Quarterly Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)


                                                                                        Six Months Ended
                                                                                            June 30,
                                                                               ------------------------------------
                                                                                     1998              1997
                                                                               ------------------------------------

Cash flows from operating activities:
   Net loss................................................................        $   (5,839)        $ (15,370)

   Adjustments to reconcile net loss to net cash used for operating activities:
     Income from discontinued operations...................................              (880)               --
     Loss in joint venture.................................................               487                --
     Depreciation and amortization.........................................             3,884             3,945
     Provision for loss on long-term investment............................                --             3,796
     Stock based compensation expense......................................             1,436             1,601
     Changes in assets and liabilities, net of effects of dispositions and acquisitions:
           Decrease in receivables and other assets........................             5,725            16,659
           Increase in income taxes........................................               430                61
           Decrease in accounts payable and accrued liabilities............           (11,590)          (11,460)
                                                                                   ----------         ---------

Net cash used for continuing operations....................................            (6,347)             (768)
Net cash provided from discontinued operations.............................               880                --
                                                                                   ----------         ---------

Net cash used for operating activities.....................................            (5,467)             (768)
                                                                                   ----------         ---------

Cash flows from investing activities:
     Sale or maturity of investment securities.............................            16,259            24,138
     Purchase of investment securities.....................................            (8,677)          (15,851)
     Sale or liquidation of long-term investments..........................             8,269             2,807
     Purchase of long-term investments.....................................            (1,714)           (8,357)
     Purchase of real estate...............................................           (17,317)              (45)
     Sale of other assets..................................................             1,056             5,561
     Purchase of furniture and fixtures....................................              (100)           (1,142)
     Payment of prepetition claims.........................................              (653)               --
     Return of prepetition claims paid.....................................                --             1,396
     (Increase) decrease in restricted assets..............................            (4,372)            2,697
     Cash transferred to joint venture.....................................              (487)               --
     Other.................................................................              (949)               --
                                                                                                             --
     Payment for acquisitions, net of cash acquired........................                --           (20,014)
                                                                                   ----------         ---------

Net cash used for investing activities.....................................            (8,685)           (8,810)
                                                                                   ----------         ---------

Cash flows from financing activities:
     Decrease in margin loans payable, net.................................              (638)               --
     Proceeds from participating loan......................................             9,000                --
     Sale of subsidiary's common stock.....................................                --             5,417
     Prepayment of notes payable...........................................              (210)          (21,708)
     Repayment of other obligations........................................                --            (9,894)
                                                                                   ----------         ---------

Net cash provided from (used for) financing activities.....................             8,152           (26,185)
                                                                                   ----------         ---------

Net decrease in cash and cash equivalents..................................            (6,000)          (35,763)
Cash and cash equivalents, beginning of period.............................            11,606            57,282
                                                                                   ----------         ---------

Cash and cash equivalents, end of period...................................        $    5,606         $  21,519
                                                                                   ==========         =========





See accompanying Notes to Condensed Quarterly Consolidated Financial Statements

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                              FINANCIAL STATEMENTS
                (Dollars in thousands, except per share amounts)
                                   (Unaudited)


1.    Principles of Reporting

      The consolidated financial statements include the accounts of New Valley Corporation and Subsidiaries (the "Company"). The consolidated financial statements as of June 30, 1998 presented herein have been prepared by the Company without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1998 and the results of operations and cash flows for all periods presented have been made. Results for the interim periods are not necessarily indicative of the results for an entire year.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      These financial statements should be read in conjunction with the consolidated financial statements in the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997 as filed with the Securities and Exchange Commission (Commission File No. 1-2493).

      Certain reclassifications have been made to prior interim period financial information to conform with current year presentation.

      New Accounting Pronouncements

      In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). The Statement, which the Company adopted in the first quarter of 1998, establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. Where applicable, earlier periods have been restated to conform to the standards established by SFAS No. 130. The adoption of SFAS 130 did not have a material impact on the Company's financial statements.

      For transactions entered into in fiscal years beginning after December 15, 1997, the Company adopted and is reporting in accordance with SOP 97-2, "Software Revenue Recognition". The adoption of SOP 97-2 did not have a material impact on the Company's financial statements.

      In March 1998, the AICPA issued SOP 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance that the carrying value of software developed or obtained for internal use is assessed based upon an analysis of estimated future cash flows on an undiscounted basis and before interest charges. SOP 98-1 is effective for transactions entered into in fiscal years beginning after December 15, 1998. The Company believes that adoption of SOP 98-1 will not have a material impact on the Company's financial statements.

      In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information", which establishes standards for the way that public business enterprises report information about operating segments. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is currently reviewing its operating segment disclosures and will adopt SFAS No. 131 in the fourth quarter of 1998.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)


      In June, 1998, FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. SFAS 133 requires that all derivative instruments be recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The Company has not yet determined the impact that the adoption of SFAS 133 will have on its earnings or statement of financial position.

2.    Western Realty

      On January 31, 1997, the Company entered into a stock purchase agreement with Brooke (Overseas) Ltd. ("Brooke (Overseas)"), a wholly-owned subsidiary of Brooke Group Ltd. ("Brooke"), an affiliate of the Company, pursuant to which the Company acquired 10,483 shares (the "BML Shares") of the common stock of BrookeMil Ltd. ("BML") from Brooke (Overseas) for a purchase price of $55,000, consisting of $21,500 in cash and a $33,500 9% promissory note of the Company (the "Note"). The BML Shares comprise 99.1% of the outstanding shares of BML, a real estate development company in Russia. The Note, which was collateralized by the BML Shares, was paid during 1997.

      Western Realty Development LLC

      In February 1998, the Company and Apollo Real Estate Investment Fund III, L.P. ("Apollo") organized Western Realty Development LLC ("Western Realty Ducat") to make real estate and other investments in Russia. In connection with the formation of Western Realty, the Company agreed, among other things, to contribute the real estate assets of BML, including Ducat Place II and the site for Ducat Place III, to Western Realty and Apollo agreed to contribute up to $58,750, including the investment in Western Realty Repin discussed below. Through June 30, 1998, Apollo had funded $27,900 of its investment in Western Realty Ducat.

      The ownership and voting interests in Western Realty Ducat will be held equally by Apollo and the Company. Apollo will be entitled to a preference on distributions of cash from Western Realty Ducat to the extent of its investment ($40,000), together with a 15% annual rate of return, and the Company will then be entitled to a return of $10,000 of BML-related expenses incurred by the Company since March 1, 1997, together with a 15% annual rate of return; subsequent distributions will be made 70% to the Company and 30% to Apollo. Western Realty Ducat will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Ducat will generally require the unanimous consent of the Board of Managers. Accordingly, the Company has accounted for its non-controlling interest in Western Realty Ducat using the equity method of accounting.

      The Company recorded its basis in the investment in the joint venture in the amount of $60,169 based on the carrying value of assets less liabilities transferred. There was no difference between the carrying value of the investment and the Company's proportionate interest in the underlying value of net assets of the joint venture.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)



      Western Realty Ducat will seek to make additional real estate and other investments in Russia. Western Realty Ducat has made a $20,000 participating loan to, and payable out of a 30% profits interest in, a company organized by Brooke (Overseas) which, among other things, owns an industrial site and manufacturing facility being constructed on the outskirts of Moscow by a subsidiary of Brooke (Overseas).


      Western Realty Repin LLC

      In June 1998, the Company and Apollo organized Western Realty Repin LLC ("Western Realty Repin") to make a $25,000 participating loan (the "Repin Loan") to BML. The proceeds of the loan will be used by BML for the acquisition and preliminary development of two adjoining sites totaling
      10.25 acres (the "Kremlin Sites") located in Moscow across the Moscow River from the Kremlin. BML, which is planning the development of a 1.1 million sq. ft. hotel, office, retail and residential complex on the Kremlin Sites, owned 92.8% of one site and 52% of the other site at June 30, 1998. Apollo will be entitled to a preference on distributions of cash from Western Realty Repin to the extent of its investment ($18,750), together with a 20% annual rate of return, and the Company will then be entitled to a return of its investment ($6,250), together with a 20% annual rate of return; subsequent distributions will be made 50% to the Company and 50% to Apollo. Western Realty Repin will be managed by a Board of Managers consisting of an equal number of representatives chosen by Apollo and the Company. All material corporate transactions by Western Realty Repin will generally require the unanimous consent of the Board of Managers.

      On June 18, 1998, Western Realty Repin made a $9,000 first advance (funded by Apollo) under the Repin Loan to BML, which is classified in other long-term obligations on the condensed consolidated balance sheet at June 30, 1998. The Repin Loan, which bears no fixed interest, is payable only out of 100% of the distributions, if made, by the entities owning the Kremlin Sites to BML. Such distributions shall be applied first to pay the principal of the Repin Loan and then as contingent participating interest on the Repin Loan. Any rights of payment on the Repin Loan are subordinate to the rights of all other creditors of BML. Apollo funded an additional advance of $5,300 under the Repin Loan on July 2, 1998. BML used the proceeds to repay the Company for certain expenditures on the Kremlin Sites previously incurred. The Repin Loan is due and payable upon the dissolution of BML and is collateralized by a pledge of the Company's shares of BML.

      As of June 30, 1998, BML had invested $14,423 in the Kremlin Sites and held $4,165, in cash, which was restricted for future investment. In connection with the acquisition of its interest in one of the Kremlin Sites, BML has agreed with the City of Moscow to invest an additional $6,000 in 1998 and $22,000 in 1999 in the development of the property.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)



3.    Investment Securities Available For Sale

      Investment securities classified as available for sale are carried at fair value, with net unrealized gains included as a separate component of shareholders' deficiency. The Company had realized gains on sales of investment securities available for sale of $946 and $5,534 for the three and six months ended June 30, 1998, respectively.

      The components of investment securities available for sale at June 30, 1998 are as follows:

                                                                      Gross         Gross
                                                                   Unrealized     Unrealized         Fair
                                                         Cost         Gain           Loss            Value
                                                         ----      ----------     ----------         -----
        Short-term investments......................... $    91    $       --       $     --        $    91
        Marketable equity securities...................  30,180           506          5,060         25,626
        Marketable warrants............................      --         6,488             --          6,488
        Marketable debt securities ....................   3,684           500          2,534          1,651
                                                        -------      --------       --------        -------

        Investment securities.......................... $33,955      $  7,494       $  7,594        $33,856
                                                        =======      ========       ========        =======



4.    Long-Term Investments

      At June 30, 1998, long-term investments consisted primarily of investments in limited partnerships of $23,725. The Company is required under certain limited partnership agreements to make additional investments of up to an aggregate of $7,900 at June 30, 1998. The Company believes the fair value of the limited partnerships exceeds its carrying amount by approximately $6,500 based on the indicated market values of the underlying investment portfolio provided by the partnerships. The Company recognized gains of $2,020 and $3,228 on liquidations of investments of certain limited partnerships for the three and six months ended June 30, 1998, respectively. The Company's investments in limited partnerships are illiquid and the ultimate realizations of these investments are subject to the performance of the underlying partnership and its management by the general partners. The Company may sell or liquidate certain limited partnership interests in the future. Any sale of such interests would be subject to the approval of the general partner.

      In the first quarter of 1997, the Company determined that an other than temporary impairment in the value of its investment in a joint venture had occurred and wrote down this investment to zero with a charge to operations of $3,796 for the three month period. The Company's estimates of the fair value of its long-term investments are subject to judgment and are not necessarily indicative of the amounts that could be realized in the current market.

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)


5.    Real Estate

      The Company is currently engaged in negotiations to sell its four office buildings in the third quarter of 1998. At June 30, 1998, the buildings had a carrying value of $106,012 and are encumbered by mortgage notes totaling $99,106. The Company may seek to dispose of other U.S. real estate holdings in the future.

6.    Redeemable Preferred Shares

      At June 30, 1998, the Company had authorized and outstanding 2,000,000 and 1,071,462, respectively, of its Class A Senior Preferred Shares. At June 30, 1998 and December 31, 1997, respectively, the carrying value of such shares amounted to $285,932 and $258,638, including undeclared dividends of $189,729 and $163,302 or $177.07 and $152.41 per share. As of June 30,
      1998, the unamortized discount on the Class A Senior Preferred Shares was $7,319.

      For the three and six months ended June 30, 1998, the Company recorded $745 and $1,458 in compensation expense, respectively, related to certain Class A Senior Preferred Shares awarded to an officer of the Company in 1996. At June 30, 1998, the balance of the deferred compensation and the unamortized discount related to these award shares was $3,624 and $2,697, respectively.

7.    Preferred Shares Not Subject to Redemption Requirements

      The undeclared dividends, as adjusted for conversions of Class B Preferred Shares into Common Shares, cumulatively amounted to $152,166 and $139,412 at June 30, 1998 and December 31, 1997, respectively. These undeclared dividends represent $54.52 and $49.95 per share as of the end of each period. No accrual was recorded for such undeclared dividends as the Class B Preferred Shares are not mandatorily redeemable.

8.    Contingencies

      Litigation

      On or about March 13, 1997, a shareholder derivative suit was filed against the Company, as a nominal defendant, its directors and Brooke in the Delaware Chancery Court, by a shareholder of the Company. The suit alleges that the Company's purchase of the BML Shares constituted a self-dealing transaction which involved the payment of excessive consideration by the Company. The plaintiff seeks (i) a declaration that the Company's directors breached their fiduciary duties, Brooke aided and abetted such breaches and such parties are therefore liable to the Company, and (ii) unspecified damages to be awarded to the Company. The Company's time to respond to the complaint has not yet expired. The Company believes that the allegations were without merit. Although there can be no assurances, management is of the opinion, after consultation with counsel, that the ultimate resolution of this matter will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      The Company is a defendant in various lawsuits and may be subject to unasserted claims primarily in connection with its activities as a securities broker-dealer and participation in public underwritings. These lawsuits involve claims for substantial or indeterminate amounts and are in varying stages of legal proceedings. In the opinion of management, after consultation with counsel,

                     NEW VALLEY CORPORATION AND SUBSIDIARIES
                    NOTES TO CONDENSED QUARTERLY CONSOLIDATED
                       FINANCIAL STATEMENTS - (Continued)
                (Dollars in Thousands, Except Per Share Amounts)
                                   (Unaudited)


      the ultimate resolution of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

      Prepetition Claims Under Chapter 11 and Restructuring Accruals

      The prepetition claims remaining as of June 30, 1998 of $12,402 may be subject to future adjustments depending on pending discussions with the various parties and the decisions of the Bankruptcy Court.